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                  For more information, contact:                  USANA, Inc.
                                                                  Devin Thorpe
                                                                  Treasurer
                                                                  (801) 954-7100

For Immediate Release

           USANA Announces 2.65 Million Share Repurchase from Founder

SEPTEMBER 21, 1999--USANA, Inc. today announced the completion of a 2.65-million share repurchase from its founder, Myron W. Wentz, Ph.D. Effective July 30, 1999, the company agreed to repurchase 2,650,000 shares of USANA stock owned beneficially by Dr. Wentz, USANA CEO and Chairman, at a price of $7.90 per share. This purchase reduces Dr. Wentz' holdings from 57.1% to 45.9% of the issued and outstanding shares of the company. In connection with this transaction, the company borrowed approximately $18 million, through a new credit agreement with the Bank of America, which includes a $10 million term loan and a $15 million revolving line of credit.

     "These transactions reflect USANA's financial strength," commented Gilbert
A. Fuller, Chief Financial Officer. "Bank of America was pleased to provide funding for the stock buyback, demonstrating their confidence in our strong business prospects."

     "By repurchasing shares from Dr. Wentz at a price that reflects the stock's relatively low valuation, we are able to achieve immediate prospective earnings per share benefits," continued Mr. Fuller. "The reduction in shares outstanding significantly outweighs the interest cost on the new debt, thereby benefiting all of our shareholders."

     Separately today, USANA announced a restructuring of its operations in its European operations together with other cost savings, primarily to be achieved through the implementation of a new customer service software system.

     USANA executives will hold a conference call with institutional investors on Wednesday, September 22, 1999 at 9:00 am EDT. The call will be broadcast over the Internet through Vcall at http://vcall.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.
     USANA, Inc. develops and manufactures high quality nutritionals, personal care, and weight management products that are sold directly to preferred customers and distributors throughout the United States, Canada, Australia, New Zealand and the United Kingdom. More information on USANA can be found at http://www.usana.com.
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the company's independent distributor network, government regulation of products, manufacturing and marketing, and risks associated with international expansion, and should be considered in conjunction with the cautionary statements contained in USANA's most recent filings with the Securities and Exchange Commission on Form 10-Q and 10-K.